Exhibit 99(9)

November 13, 2015

VIA EDGAR

The Ohio National Life Insurance Company

One Financial Way

Cincinnati, OH 45242

Re: Ohio National Variable Account A (1940 Act File No. 811-1978; 33 Act File No. 333-164075)

Ladies and Gentlemen:

With reference to the above-mentioned registration statement on Form N-4 (“Registration Statement”) filed by The Ohio National Life Insurance Company (the “Company”) as depositor, and Ohio National Variable Account A, as Registrant, with the Securities and Exchange Commission covering the individual variable annuity contracts described therein, it is my opinion that:

1. The Company is duly organized and existing under the laws of Ohio.

2. The contracts, when issued as contemplated by the Registration Statement, will be legal and binding obligations of the Company in accordance with their terms.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as I judged to be necessary or appropriate. These opinions are made as of the date hereof.

In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Kimberly A. Plante

Kimberly A. Plante

Second Vice President and Senior Associate Counsel